UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 9, 2010

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

150 N. Meramec, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 9, 2010, Enterprise Financial Services Corp (the “Company”) announced that its wholly owned bank subsidiary, Enterprise Bank & Trust (“Enterprise Bank”), has entered into a definitive agreement with the FDIC, as receiver for Home National Bank (“Home National”), pursuant to which Enterprise Bank acquired approximately $260 million in loans originated and other real estate acquired by the Phoenix, Arizona operations of Home National.

Home National was closed by the Office of the Comptroller of the Currency on July 9, 2010. Home National was headquartered in Blackwell, Oklahoma and operated branches in Oklahoma, Kansas and Arizona. Enterprise Bank purchased only the loans originated and other real estate acquired by the Arizona operations of Home National, predominantly in the Arizona market. Enterprise Bank did not assume any deposits or acquire any branches or other assets of Home National as part of this transaction.

The transaction closed on July 13, 2010. At the closing, Enterprise Bank paid a purchase price for the assets of $223,733,926, which represents a 12.5% discount from the book value of the acquired assets on the closing date. The purchase price was paid in cash at the closing.

As part of the transaction, Enterprise Bank and the FDIC have entered into a loss sharing agreement whereby the FDIC will reimburse Enterprise Bank for 80% of losses incurred on the assets. The loss sharing agreement commences immediately and there is no first loss tranche for Enterprise Bank. Enterprise Bank has a corresponding obligation to reimburse the FDIC for 80% of all eligible recoveries on covered assets.

A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits
99.1 Press Release dated July 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

By:

Date:	July 14, 2010		/s/	Deborah N. Barstow
Deborah N. Barstow
Senior Vice President and Controller